UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2006

ACTUANT CORPORATION

(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6100 North Baker Road

Milwaukee, WI 53209

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 3 2006, Mr. Ted Wozniak commenced employment with the Actuant Corporation (the “Company”) as Vice President, Director of Corporate Development. The following paragraph sets forth the material terms of his employment arrangement with the Company.

Mr. Wozniak will receive a base salary of $295,000 per year. Mr. Wozniak’s individual bonus target is 40% of his base salary. During Mr. Wozniak’s first year of employment, he is guaranteed a minimum bonus of 30% of his base salary (prorated for 2006). Mr. Wozniak is eligible for participation in the Company’s benefit programs including the Company’s 401(k) program and deferred compensation program. Mr. Wozniak received an award of 10,000 options on April 3, 2006, and he was offered the opportunity to participate in a one-time stock incentive plan pursuant to which the Company would match his open market purchases of Company common stock with an equal number of options. On April 4, 2006, Mr. Wozniak purchased 6,000 shares of Company common stock, and the Company granted to Mr. Wozniak an additional 6,000 options, which vest on the fifth anniversary after the grant date. Mr. Wozniak is eligible to receive a fixed monthly car allowance of $700 plus fuel and maintenance under the Company’s car allowance program. The Company also agreed to pay Mr. Wozniak’s relocation benefits under the Company’s relocation plan and agreed to pay short term commuting expenses to Milwaukee, Wisconsin. If Mr. Wozniak leaves the Company within the first two years of his employment, he is expected to reimburse the Company for his relocation expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)

Date: April 7, 2006	By:	/s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer